                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                              -----------------

                                 SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                            (Amendment No. ___)(1)



                          The Princeton Review, Inc.
-----------------------------------------------------------------------------
                               (Name of Issuer)


                                 Common Stock
-----------------------------------------------------------------------------
                        (Title of Class of Securities)

                                 742352 10 7
-----------------------------------------------------------------------------
                                (CUSIP Number)


                              December 31, 2001
-----------------------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]  Rule 13d-1(b)

                  [ ]  Rule 13d-1(c)

                  [X]  Rule 13d-1(d)


--------
         (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

             The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 742352 10 7            SCHEDULE 13G                 Page 2 of 8 Pages



--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS  (ENTITIES ONLY)

         John S. Katzman
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY
--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------

                  5.       SOLE VOTING POWER         9,705,835
NUMBER OF         --------------------------------------------------------------
SHARES
BENEFICIALLY      6.       SHARED VOTING POWER       0
OWNED BY
EACH              --------------------------------------------------------------
REPORTING
PERSON WITH       7.       SOLE DISPOSITIVE POWER    9,705,835
--------------------------------------------------------------------------------

                  8.       SHARED DISPOSITIVE POWER  0

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON

         9,705,835
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(SEE INSTRUCTIONS)

[  ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         35.7%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IN
--------------------------------------------------------------------------------

CUSIP No. 742352 10 7            SCHEDULE 13G                 Page 3 of 8 Pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS  (ENTITIES ONLY)

         Katzman Business Holdings, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                    (a) [ ]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY
--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------

                  5.       SOLE VOTING POWER         1,369,735
NUMBER OF         --------------------------------------------------------------
SHARES
BENEFICIALLY      6.       SHARED VOTING POWER       0
OWNED BY
EACH              --------------------------------------------------------------
REPORTING
PERSON WITH       7.       SOLE DISPOSITIVE POWER    1,369,735
--------------------------------------------------------------------------------

                  8.       SHARED DISPOSITIVE POWER  0

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON

         1,369,735
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(SEE INSTRUCTIONS)

[  ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.0%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         PN
--------------------------------------------------------------------------------

CUSIP No. 742352 10 7            SCHEDULE 13G                 Page 4 of 8 Pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS  (ENTITIES ONLY)

         Katzman Management, Inc.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                    (a) [ ]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY
--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------

                  5.       SOLE VOTING POWER         1,369,742
NUMBER OF         --------------------------------------------------------------
SHARES
BENEFICIALLY      6.       SHARED VOTING POWER       0
OWNED BY
EACH              --------------------------------------------------------------
REPORTING
PERSON WITH       7.       SOLE DISPOSITIVE POWER    1,369,742
--------------------------------------------------------------------------------

                  8.       SHARED DISPOSITIVE POWER  0

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON

         1,369,742
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(SEE INSTRUCTIONS)

[  ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.0%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         CO
--------------------------------------------------------------------------------

CUSIP No. 742352 10 7            SCHEDULE 13G                 Page 5 of 8 Pages

         This Statement on Schedule 13G, relating to the common stock, par value $.01 per share (the "Common Stock"), issued by The Princeton Review, Inc., a Delaware corporation (the "Issuer"), is being filed by and on behalf of John S. Katzman ("Katzman"), Katzman Business Holdings, L.P. ("Business Holdings") and Katzman Management, Inc. ("Management"). Katzman is the sole director and sole stockholder of Management. Management is the sole general partner of Business Holdings. The sole limited partner of Business Holdings is a grantor retained annuity trust established by Katzman with Katzman's family members as beneficiaries.

ITEM 1(a).  NAME OF ISSUER:

            The Princeton Review, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            2315 Broadway
            New York, NY  10024

ITEM 2(a).  NAME OF PERSON FILING:

            John S. Katzman
            Katzman Business Holdings, L.P.
            Katzman Management, Inc.

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            2315 Broadway
            New York, NY  10024

ITEM 2(c).  CITIZENSHIP:

            Katzman is a citizen of the United States. Business Holdings is a Delaware partnership. Management is a Delaware corporation.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

            Common Stock, $.01 per share

ITEM 2(e).  CUSIP NUMBER:

            742352 10 7

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

    (a)     [ ]  Broker or dealer registered under Section 15 of the Exchange Act.
    (b)     [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act.
    (c)     [ ]  Insurance company as defined in Section 3(a)(19) of the Exchange Act.
    (d)     [ ]  Investment company as defined in Section 8 of the Investment Company Act.

CUSIP No. 742352 10 7            SCHEDULE 13G                 Page 6 of 8 Pages



    (e)     [ ]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).
    (f)     [ ]  An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).
    (g)     [ ]  A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).
    (h)     [ ]  A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
    (i)     [ ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the
                 Investment Company Act.
    (j)     [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

            N/A

ITEM 4.     OWNERSHIP:

    (a)     Amount beneficially owned:

                       Katzman                                      9,705,835*
                       Business Holdings                            1,369,735
                       Management                                   1,369,742

    (b)     Percent of class:

                       Katzman                                      35.7%*
                       Business Holdings                             5.0%
                       Management                                    5.0%

    (c)     Number of shares as to which such person has:

            (i)  Sole power to vote or to direct the vote:

                       Katzman                                      9,705,835*
                       Business Holdings                            1,369,735
                       Management                                   1,369,742

            (ii)  Shared power to vote or to direct the vote:       0

            (iii)  Sole power to dispose or to direct the disposition of:

                       Katzman                                      9,705,835*
                       Business Holdings                            1,369,735
                       Management                                   1,369,742
            (iv)  Shared power to dispose or to direct the disposition of:  0

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:


* This number includes 102,160 shares of the Issuer's Common Stock held by Mr. Katzman's spouse. Mr. Katzman disclaims ownership of shares not held in his name except to the extent of his pecuniary interest therein.

CUSIP No. 742352 10 7            SCHEDULE 13G                 Page 7 of 8 Pages


If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of a class of securities, check the following [ ].

            N/A

ITEM 6.                OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                       PERSON:

            N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

            N/A


ITEM 8.                IDENTIFICATION OF MEMBERS OF THE GROUP:

            N/A

ITEM 9.                NOTICE OF DISSOLUTION OF A GROUP:

            N/A

ITEM 10.               CERTIFICATION:

            N/A

CUSIP No. 742352 10 7            SCHEDULE 13G                 Page 8 of 8 Pages

                                  SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:      2/6/02                                 /s/ John S. Katzman
      ----------------------------        ------------------------------------
                                                     John S. Katzman



                                          KATZMAN BUSINESS HOLDINGS, L.P.
                                          By:   KATZMAN MANAGEMENT, INC.,
                                                its general partner

Dated:      2/6/02                              By  /s/ John S. Katzman
      ----------------------------                ----------------------------
                                                Name:  John S. Katzman
                                                Title:  President



                                          KATZMAN MANAGEMENT, INC.


Dated:      2/6/02                        By        /s/ John S. Katzman
      ----------------------------            --------------------------------
                                              Name:  John S. Katzman
                                              Title:  President